Calculation of Filing Fee Tables
S-8
ASSEMBLY BIOSCIENCES, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	19,863	$ 28.42	$ 564,506.46	0.0001381	$ 77.96
Total Offering Amounts:						$ 564,506.46		$ 77.96
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 77.96
Offering Note
[1]	(1) Represents 19,863 additional shares of Common Stock reserved for issuance under the Assembly Biosciences, Inc. Amended and Restated 2014 Stock Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act) , this registration statement shall also cover any additional shares of the registrant's securities that become issuable by reason of any share splits, share dividends or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price is calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sale prices of the Registrant's common stock as reported by The Nasdaq Global Select Market on March 13, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A